Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Alaska Communications Systems Group, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-199923, No. 333-181660, and 333-175179) on Form S-8 of Alaska Communications Systems Group, Inc. of our reports dated March 28, 2016, with respect to the consolidated balance sheets of Alaska Communications Systems Group, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income (loss), stockholders’ equity (deficit), and cash flows, for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appears in the December 31, 2015 annual report on Form 10-K of Alaska Communications Systems Group, Inc.

Our report dated March 28, 2016 contains an explanatory paragraph that states Alaska Communication Systems Group, Inc. changed its method of accounting for the presentation of debt issuance costs due to the adoption of ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, and changed its method of accounting for the presentation of deferred tax liabilities and deferred tax assets due to the adoption of ASU 2015-17, Balance Sheet Classification of Deferred Taxes.

Our report dated March 28, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, expresses our opinion that Alaska Communications Systems Group, Inc. did not maintain effective internal control over financial reporting as of December 31, 2015 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses exist related to an ineffective control environment, specifically personnel with inadequate knowledge of the design, operation and documentation of internal controls over complex, non-routine transactions; and ineffective management review and other controls over the accounting for complex, non-routine transactions, including accounting for income taxes.

Anchorage, Alaska

March 28, 2016